Exhibit 8.2

October 9, 2020

Zomedica Corp.

100 Phoenix Drive, Suite 180

Ann Arbor, Michigan, 48108

Ladies and Gentlemen:

We have acted as counsel to Zomedica Corp., an Alberta corporation (the “Corporation”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the Corporation’s registration statement on Form S-4 (including the documents incorporated by reference therein, herein called the “Registration Statement”), relating to the proposed domestication (the “U.S. Domestication”) of the Corporation in the State of Delaware under the name Zomedica Corp., which would be effected pursuant to a “continuance” effected in accordance with Section 189 of the Business Corporations Act (Alberta) and a concurrent “domestication” effected in accordance with Section 388 of the General Corporation Law of the State of Delaware. All capitalized terms used but not otherwise defined herein have the meaning ascribed to them in the Registration Statement.

At your request, and in connection with the filing of the Registration Statement, we are rendering our opinion regarding certain U.S. federal income tax consequences of the U.S. Domestication.

For purposes of the opinion set forth below, we have relied, with your consent, upon the accuracy and completeness of the factual statements and representations (which statements and representations we have neither investigated nor verified) contained in the certificate of the officer of the Corporation dated the date hereof (the “Officer’s Tax Certificate”), and have assumed that such factual statements and representations will be accurate and complete as of the Effective Time (as if made as of such time) and that all such factual statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the documents referenced therein and such other documents, information and materials as we have deemed necessary or appropriate.

In rendering this opinion, we have assumed, with your permission, that: (1) the description of the U.S. Domestication set forth in the Registration Statement represents the entire understanding of the Corporation with respect to the U.S. Domestication, and there are no other written or oral agreements regarding the U.S. Domestication other than those expressly referred to in the Registration Statement; (2) each agreement referenced in the Registration Statement to effect the U.S. Domestication will be consummated in accordance therewith and as described therein (and no transaction or condition described therein and affecting this opinion will be waived or modified); (3) neither the Corporation nor any of its affiliates is or will be a party to any oral or written agreement relating to the U.S. Domestication that may cause any of the statements and representations set forth in the Officer’s Tax Certificate to be untrue, incorrect or incomplete in any respect; and (4) Zomedica Corp., the Corporation and their respective subsidiaries will treat the U.S. Domestication, for U.S. federal income tax purposes, in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Registration Statement or the documents referenced herein, our opinion as expressed below may be adversely affected.

Our opinion relates solely to the specific matters set forth below, and no opinion is expressed, or should be inferred, as to any other U.S. federal, state, local or non-U.S. income, estate, gift, transfer, sales, use or other tax consequences that may result from the U.S. Domestication. Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations, case law and published rulings and other pronouncements of the Internal Revenue Service, as in effect on the date hereof. No assurances can be given that such authorities will not be amended or otherwise changed at any time, possibly with retroactive effect. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, could affect our opinion. Further, our opinion is limited to legal rather than factual matters and has no official status or binding effect of any kind, including upon the Internal Revenue Service or the courts. Accordingly, there is no assurance that the Internal Revenue Service or a court will not take a contrary position to those expressed in this opinion. We undertake no responsibility to advise you of any future change in the matters stated herein or in the U.S. federal income tax laws or the application or interpretation thereof, including if such change applies retroactively.

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Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement under the heading “United States Federal Income Tax Consequences” we are of the opinion that, under current U.S. federal income tax law: the discussion under the heading “United States Federal Income Tax Consequences” in the Registration Statement, insofar as it expresses conclusions as to the application of U.S. federal income tax law to the U.S. Holders and Non-U.S. Holders addressed therein, should be the U.S. federal income tax consequences to such U.S Holders and Non-U.S. Holders resulting from the U.S. Domestication.

This opinion is being delivered prior to the consummation of the U.S. Domestication and therefore is prospective and dependent on future events. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

The opinion expressed herein is being furnished in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.2 to the Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Lowenstein Sandler LLP

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